Exhibit 99.(h)(4)(iii)

AMENDMENT TO
OMNIBUS FEE AGREEMENT

          This Amendment, dated as of December 1, 2010 (the “Amendment”), between Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), and, among other parties, HSBC Investor Portfolios, HSBC Investor Funds and HSBC Advisor Funds Trust (each, the “Trust”), amends that certain Omnibus Fee Agreement between Citi, each Trust, and the other entities listed on the signature to the Agreement, dated April 1, 2003 and amended and restated on October 19, 2009 (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

          WHEREAS, Citi provides certain services to the Trust pursuant to a Master Services Agreement, dated April 1, 2003 and amended and restated on October 19, 2009 (as amended and in effect on the date hereof, the “Onshore MSA”);

          WHEREAS, each Trust has requested that Citi perform certain additional services pursuant to an amendment, dated of near or even date herewith, to the Onshore MSA; and

          WHEREAS, the parties desire to modify the fees paid pursuant to the Agreement to account for such additional services.

          NOW THEREFORE, Citi and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

          1. Amendment.

          The following is added to the end of Section 2(a):

          “Money Market Fund Reporting Fees

          For the Money Market Fund Reporting Services, each series of a Trust regulated as a money market fund pursuant to Rule 2a-7 of the Investment Company Act of 1940, as amended (each, a “Money Market Fund”) shall pay $10,000 per year. The foregoing fees do not include out of pocket expenses or CPU, which shall be paid separately by the Trust out of the assets of the applicable Money Market Fund. In addition, with respect to any document to be filed with the Securities and Exchange Commission, the applicable Money Market Fund shall be responsible for all expenses associated with causing such document to be converted into an appropriate XML format prior to filing, as well as all associated filing and other fees and expenses.”

          2. Representations and Warranties.

                    (a) Each Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of such Trust (the “Board”), and (iii) that the Board has approved this Amendment.

                    (b) Citi represents that it has full power and authority to enter into and perform this Amendment.

          3. Miscellaneous.

                    (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

                    (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

                    (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

                    (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.		HSBC ADVISOR FUNDS TRUST

By:	/s/ Joseph Rezabek	By:	/s/ Richard A. Fabietti

Name:	Joseph Rezabek	Name:	Richard A. Fabietti

Title:	Vice President	Title:	President

HSBC INVESTOR PORTFOLIOS		HSBC INVESTOR FUNDS

By:	/s/ Richard A. Fabietti	By:	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti	Name:	Richard A. Fabietti

Title:	President	Title:	President